Law Office

Stradley Ronon Stevens & Young, LLP

2000 K Street, NW, Suite 700
Washington, District of Columbia 20006
(202) 822-9611

Direct Dial: (202) 419-8402

June 16, 2026
Bridgeway ETF Trust
c/o Bridgeway Capital Management, LLC
20 Greenway Plaza, Suite 930
Houston, Texas 77046

Re:	Legal Opinion-Securities Act of 1933

Ladies and Gentlemen:
We have acted as counsel to Bridgeway ETF Trust, a statutory trust organized under Delaware law (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”), of Bridgeway Emerging Markets Core Equity ETF, a series of the Trust (the “Fund”).
This opinion is furnished in accordance with the requirements of Item 28(i) of Form N 1A under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Securities Act of 1933, as amended (the “Securities Act”).
We have examined the Trust’s: (i) Certificate of Trust; (ii) Amended and Restated Declaration of Trust (the “Declaration of Trust”); (iii) By-Laws (the “By-Laws”); and (iv) certain resolutions adopted by the Board of Trustees of the Trust (the “Board”) relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated June 15, 2026, from the State of Delaware.
We have also examined the Registration Statement on Form N-1A filed by the Trust, on behalf of the Funds (the “Registration Statement”) under the Investment Company Act and the Securities Act, all as amended to date, as well as other items we deem material to this opinion.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

Bridgeway ETF Trust
June 16, 2026

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.
We have assumed the following for purposes of this opinion:
1.
The Shares will be issued in accordance with the Trust’s Declaration of Trust and By-Laws, and resolutions of the Board relating to the creation, authorization, issuance and sale of the Shares.
2.
The Shares will be issued against payment therefor as described in the applicable Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.
Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

BY:	/s/ Christopher Zimmerman
Christopher Zimmerman, a Partner